Exhibit 3.2(a)

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

RIDDELL ACQUISITION SUB, INC.

It is hereby certified as follows:

1. The present name of the Corporation is Riddell Acquisition Sub, Inc. The name under which the Corporation was initially incorporated was Riddell Acquisition Sub, Inc., and the date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was March 29, 2001.

2. The amendments and the restatement of the Certificate of Incorporation herein certified have been duly adopted by the stockholders in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

3. The Certificate of Incorporation of the Corporation, as amended and restated herein, shall from and after the time of the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, read in its entirety as follows:

FIRST: The name of the Corporation is:

RIDDELL SPORTS GROUP, INC.

SECOND: The registered office of the Corporation is located at 2711 Centerville Road Suite 400, Wilmington, Delaware, 19808, New Castle County. The name of its registered agent at that address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “GCL”).

FOURTH: (A) Authorized Capital. The total number of shares of all classes of stock that the Corporation is authorized to issue is 40,000 shares, consisting of 30,000 shares of Class A Common Stock, with a par value of $.001 per share (“Class A Common Stock”), 5,000 shares of Class B Common Stock, with a par value of $.001 per share (“Class B Common Stock”), and 5,000 shares of Preferred Stock, with a par value of $.001 per share (“Preferred Stock”).

(B) Preferred Stock. Authority is hereby granted to the Board of Directors to issue from time to time any or all of the shares of Preferred Stock in one or more series and to fix, by resolution or resolutions, the designations, powers, preferences and rights, and the qualifications, limitations and restrictions, of such series, to the full extent now or hereafter permitted by the law of the State of Delaware, including, without limitation, the GCL.

(C) Voting. The Class A Common Stock and the Class B Common Stock shall have identical powers, preferences, rights, qualifications, limitations and restrictions, share for share, except that the holders of Class A Common Stock will have one vote per share and shall be entitled to vote together, as a single class, on all matters to be voted on by the Corporation’s stockholders and, except as required by applicable law, the holders of Class B Common Stock shall not be entitled to vote.

(D) Conversion of Vested Class B Common Stock. Each share of Vested Class B Common Stock (as defined below) shall automatically be converted into one (1) fully paid and nonassessable share of Class A Common Stock immediately upon the consummation of the Corporation’s sale of shares of Class A Common Stock in a bona fide firm commitment underwritten public offering pursuant to a registration statement on Form S-1 (or a successor form) under the Securities Act of 1933, as amended, the net proceeds of which to the Corporation and/or the selling holders (if any) (after deducting any underwriting fees and expenses) are at least $30 million; provided, that the public offering price per share (before deducting any underwriting fees or selling commissions) is no less than the price at which the aggregate value of all shares of Class A Common Stock issued and outstanding as of the date hereof (including any shares of Class A Common Stock issued in respect of such Class A Common Stock in a stock split) would equal $45 million (such offering being a “Qualified Public Offering”). For purposes hereof “Vested Class B Common Stock” means as of the consummation of a Qualified Public Offering, the shares of Class B Common Stock that have fully vested (and become non-forfeitable) in accordance with the terms of the Executive Bonus Share Plan of the Corporation.

(E) Mechanics of Conversion. Upon the occurrence of an automatic conversion of shares of the Vested Class B Common Stock into shares of Class A Common Stock, the outstanding shares of Vested Class B Common Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided that the Corporation shall not be obligated to issue to any holder certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless certificates evidencing (or an affidavit of lost certificates with respect to) such shares of Vested Class B Common Stock are delivered either to the Corporation or any transfer agent of the Corporation. Upon the issuance of shares of Class A Common Stock upon conversion of the Vested Class B Common Stock in accordance with this subsection (E), such shares of Class A Common Stock shall be deemed to be duly authorized, validly issued, fully paid and non-assessable.

FIFTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stock holders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of §291 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of §279 of the GCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

SIXTH: Any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he or she is or was a director, officer, incorporator, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), shall be entitled to be indemnified by the Corporation, and to have his or her expenses advanced, to the full extent then permitted by law against expenses (including counsel fees and disbursements), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by him or her in connection with such action, suit, or proceeding. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article SIXTH Such right of indemnification shall continue as to a person who has ceased to be a director, officer, incorporator, employee, partner, trustee, or agent and shall inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by this Article SIXTH shall not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted of the By-Laws, by any agreement, by vote of stockholders, by resolution of disinterested directors, by provision of law, or otherwise.

SEVENTH: No director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision does not eliminate the liability of the director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit. For purposes of the prior sentence, the term “damages” shall, to the extent permitted by law, include without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements).

Each person who serves as a director of the Corporation while this Article SEVENTH is in effect shall be deemed to be doing so in reliance on the provisions of this Article SEVENTH, and neither the amendment or repeal of this Article SEVENTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article SEVENTH, shall apply to or have any effect on the liability or alleged liability of any director or the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision. The provisions of this Article SEVENTH are cumulative and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, by-law, agreement, vote of shareholders or disinterested directors, or otherwise.

EIGHTH: Unless, and except to the extent that, the by-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

NINTH: The Corporation hereby confers the power to adopt, amend or repeal bylaws of the Corporation upon the directors.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer this 18th day of June, 2001.

RIDDELL ACQUISITION SUB, INC.

By:	/s/ W. ANDREW SHEA
Name:	W. Andrew Shea
Title:	Vice President and Secretary